Exhibit 21.1

Subsidiaries of the Registrant

(As of December 31, 2019. All subsidiaries are 100% owned unless indicated otherwise.)

State or Other
Jurisdiction of
Name	Incorporation

Atlas Air Worldwide Holdings, Inc. (Registrant)	Delaware
Atlas Air, Inc.	Delaware
Polar Air Cargo Worldwide, Inc. (1)	Delaware
Polar Air Cargo LLC.	California
Atlas Aviation Insurance, Inc.	New York
Southern Air Holdings, Inc.	Delaware
Southern Air, Inc.	Delaware
Florida West International Airways, Inc.	Delaware
Titan Aviation Leasing Limited – Americas, Inc.	Delaware
Andromeda Leasing, I LLC	Delaware
AAAM A-2 Holdings, LLC	Delaware
MSN 26206 LLC	Delaware
MSN 26265 LLC	Delaware
MSN 26328 LLC	Delaware
MSN 27205 LLC	Delaware
MSN 27615 LLC	Delaware
MSN 27959LLC	Delaware
Titan Americas Acquisition, LLC	Delaware
JL Beneficiary, LLC	Delaware
Titan Aviation Holdings, Inc.	Delaware
AAWW International 1 Inc.	British Virgin Islands
Titan Aviation Holdings (Cayman), Ltd.	Cayman Islands
Titan Asset Management Ireland Limited	Ireland
AAWW International 2 Inc.	British Virgin Islands
Titan Aviation HK Holdings Limited	Hong Kong
Titan Aviation (Hong Kong) Limited	Hong Kong
Titan Singapore Aircraft Leasing PTE. LTD	Singapore
MSN 36201 PTE. LTD.	Singapore
MSN 36200 PTE. LTD.	Singapore
MSN 39286 PTE. LTD.	Singapore
MSN 24471 Ltd.	United Kingdom
MSN 37138 Ltd.	Cayman Islands
MSN 38969 Ltd.	Cayman Islands
MSN 35606 Holdings LLC	Delaware
MSN 35606 Leasing Limited	Cayman Islands
Global Supply Systems Limited	United Kingdom

________

(1)	51% owned.